Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Carlson
Chief Executive Officer, ProUroCare Medical Inc.
(952) 476-9093
rcarlson@prourocare.com

Laura Aumann
Kohnstamm Communications
(651) 228-9141
laura@kohnstamm.com

ProUroCare Medical Elect Two New Directors

MINNEAPOLIS (PR Newswire – March 5, 2010) – ProUroCare Medical Inc. (OCTBB:PUMD, PUMDU and PUMDW), a provider of proprietary medical imaging products announced today the election of Michael Chambers, JD, Ph.D. and James L. Davis to its Board of Directors effective immediately.

Michael Chambers is an experienced attorney, angel investor and entrepreneur.  Dr. Chambers currently serves as President and CEO of Swift Biotechnology, a company he recently co-founded.  Swift is pursuing development of screening technologies, developed by the Mitchell Cancer Institute, for gynecological cancers. Prior to Swift, he helped found InnoRx Pharmaceuticals in 1999, a privately held company that specialized in the development of drugs and drug delivery systems for ocular disease.  He served as President and CEO of InnoRx until negotiating its sale to SurModics in 2005.  At InnoRx he managed development of multiple pipeline technologies and licensing opportunities in the US and world-wide. He speaks fluent French and Spanish. In addition to his law degree, he was awarded a doctorate from the University of Geneva in Switzerland where he was a Swiss Confederation Fellow, and previously studied in France as a Rotary Ambassadorial Scholar. He is “Of Counsel” to the law firm of Cabaniss Johnston and frequently advises companies and academic institutions on growth, financing and licensing opportunities related to new technologies.

Mr. Davis is an active investor in ProUroCare and other entrepreneurial companies throughout the U.S.  He has considerable experience developing and implementing business and financing strategies for early stage growth companies.  He also has previous board experience and has participated in compensation reviews and policy development.  Mr. Davis is President of Davis & Associates, Inc., a company he founded more than 30 years ago that represents the leading edge lighting and controls manufacturers throughout the upper Midwest.  Mr. Davis was a founding Board Member of Arcadia Financial, LTD, which before its sale to CitiFinancial became the nation’s largest independent provider of automobile financing after raising more than $315 million in debt and equity financing.

Rick Carlson, ProUroCare’s CEO, stated “We are very pleased to have these two individuals join our Board because of their proven success in building and creating value for early stage growth companies.  They each have strong entrepreneurial and strategic planning backgrounds and previous board experience.  They will assist us in building relationships with distribution companies in the U.S. and throughout the world.”

Safe Harbor Statement
This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," "expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are not guarantees of ProUroCare's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause ProUroCare's results to differ materially from those expressed or implied by such forward-looking statements are detailed from time to time in ProUroCare's filings with the Securities and Exchange Commission including its most recently filed Form 10-K and Form 10-Q.